Exhibit 99.1(gg)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is seven billion (7,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of seventy million dollars ($70,000,000). Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is seven billion five hundred million (7,500,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of seventy five million dollars ($75,000,000). This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the Board of Directors has voted to increase the authorized shares allocated to the Mid-Cap Equity Index Fund, Mid-Term Bond Fund, Conservative Allocation Fund, Small Cap Growth Fund, International Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund and 2045 Retirement Fund as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated

Mid-Cap Equity Index Fund	550,000,000	50,000,000	600,000,000
Mid-Term Bond Fund	450,000,000	50,000,000	500,000,000
Conservative Allocation Fund	100,000,000	25,000,000	125,000,000
Small Cap Growth Fund	325,000,000	70,000,000	395,000,000
International Fund	300,000,000	40,000,000	340,000,000
2020 Retirement Fund	325,000,000	25,000,000	350,000,000
2025 Retirement Fund	275,000,000	100,000,000	375,000,000
2030 Retirement Fund	250,000,000	40,000,000	290,000,000
2035 Retirement Fund	225,000,000	20,000,000	245,000,000
2045 Retirement Fund	225,000,000	25,000,000	250,000,000

Allocations for all other classes not shown remain unchanged. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: February 25, 2014	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Scott H. Rothstein	/s/ John R. Greed
Scott H. Rothstein	John R. Greed
Secretary	Chairman, President and CEO